UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Ashton Blvd.
Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 5, 2017, Vivint Solar Financing III, LLC, a wholly-owned indirect subsidiary of Vivint Solar, Inc. (the “Company”), entered into a fixed rate loan agreement pursuant to which it may borrow up to an aggregate principal amount of $203.75 million with certain financial institutions for which Wells Fargo Bank, National Association is acting as administrative agent, collateral agent and depositary agent. Upon closing, the borrower incurred $203.75 million aggregate principal amount of borrowings. Proceeds of the loans will be used to (1) repay existing indebtedness under the Company’s existing aggregation facility with respect to the portfolio of projects being used as collateral for the new facility (the “Portfolio”), (2) fund a debt service reserve account, an inverter replacement reserve account and a supplemental reserve account, (3) pay transaction costs and fees in connection with the new facility and (4) make a distribution to the Company for working capital purposes.

Interest on borrowings under the fixed rate loan agreement accrue at an annual rate equal to 6.04% and is payable quarterly in arrears. Principal is amortized over the 18-year term of the agreement with scheduled quarterly payments due at the end of January, April, July and October of each year. Certain principal payments must also be paid upon the occurrence of certain events, including failure to meet certain distribution conditions, receipt of proceeds by the borrower or subsidiary guarantors in respect of casualties, and receipt of proceeds for purchased systems. Optional prepayments, in whole or in part, are permitted under the fixed rate loan agreement, subject to the payment of a make-whole amount. The make-whole amount is based on a calculation of the present value of the remaining payments due under the loans.

The fixed rate loan agreement includes customary events of default, conditions to borrowing and covenants, including negative covenants that restrict, subject to certain exceptions, the borrower’s, guarantors’ and borrower’s subsidiaries’ ability to incur indebtedness, incur liens, make fundamental changes to their respective businesses, make certain types of restricted payments and investments or enter into certain transactions with affiliates. A debt service reserve account was funded at closing in an amount and must thereafter be funded with any free cash flow as necessary to maintain a balance equal to at least the highest consecutive six months of scheduled debt service over the immediately succeeding five-year period or until the maturity date, whichever is shorter. In addition, the borrower is required to maintain an average debt service coverage ratio of 1.2 to 1 to make distributions (and must also satisfy other conditions to make distributions, including no defaults and the funding of certain reserves, either with cash collateral or letters of credit).

The obligations of the borrower are secured by a pledge of the membership interests in the borrower, all of the borrower’s assets, the assets and membership interests of the borrower’s directly-owned subsidiaries acting as managing members of the underlying investment funds and contracts (and rights thereunder) held by certain borrower affiliates relating to the purchase and sale of solar renewable energy credits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ Dana Russell

Dana Russell
Chief Financial Officer and Executive Vice President

Date: January 11, 2017